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                                                                     EXHIBIT 5-A

                                                                October 30, 1998

Board of Directors of
  Chrysler Corporation
1000 Chrysler Drive
Auburn Hills, MI 48326

                       Registration Statement on Form S-3

Members of the Board:

    I am Vice President, General Counsel and Secretary of Chrysler Corporation, a Delaware corporation (Chrysler), and have participated in the preparation and filing with the Securities and Exchange Commission (the Commission) under the Securities Act of 1933, as amended (the Act), of a Registration Statement on Form S-3 (the Registration Statement), relating to shares of common stock, par value $1.00 per share, of Chrysler (the Common Stock).

    In so acting, I have examined and relied upon the originals, or copies certified or otherwise identified to my satisfaction, of such corporate records, documents, certificates and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion set forth below.

    Based on the foregoing, I am of the opinion that the shares of Common Stock covered by the Registration Statement have been duly authorized and, upon issuance and delivery of the shares of Common Stock covered by the Registration Statement in the manner described in the Registration Statement, such shares will be validly issued and outstanding and fully paid and non-assessable under the laws of the State of Delaware.

    I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to me under the caption Legal Matters in the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under
Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

                                          Sincerely,

                                          /s/ William J. O'Brien